As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WORLD FUEL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-2459427 (I.R.S. Employer Identification Number)

9800 N.W. 41st Street

Miami, FL 33178
(Address of principal executive offices) (zip code)

WORLD FUEL SERVICES CORPORATION 2016 OMNIBUS PLAN

(Full title of the plan)

R. Alexander Lake, Jr.
Senior Vice President, General Counsel and Corporate Secretary
World Fuel Services Corporation
9800 N.W. 41st Street, Miami, FL 33178
(Name and address of agent for service)

(305) 428-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	4,320,514	$45.60	$197,015,438	$19,839.45

(1)         Represents 4,320,514 shares of common stock, par value $0.01 per share (“Common Stock”), of World Fuel Services Corporation, a Florida corporation (“we”, “our,” “us,” or the “Registrant”), available for issuance under the Registrant’s 2016 Omnibus Plan (the “Plan”), comprised of 2,500,000 shares of Common Stock plus any shares of Common Stock that were granted under the Registrant’s 2006 Omnibus Plan, as amended and restated, and forfeited after stockholder approval of the Plan.  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) filed by the Registrant shall also cover any additional shares of Common Stock that may become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)         Calculated solely for purposes of this offering under Rules 457(c) and 457(h) promulgated under the Securities Act on the basis of the average of the high and low selling price per share of common stock of the Registrant on August 3, 2016, as reported by the New York Stock Exchange.

(3)         Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to the Company’s Senior Vice President, General Counsel and Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission (File No. 1-9533) are incorporated by reference:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, including portions of the Registrant’s Proxy Statement on Schedule 14A filed on April 13, 2016, to the extent incorporated by reference in such Annual Report on Form 10-K;

(b)         The Registrant’s Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2016 and for the three and six month periods ended June 30, 2016;

(c)          The Registrant’s Current Reports on Form 8-K filed on February 11, 2016, April 28, 2016, June 2, 2016, July 28, 2016 and July 29, 2016; and

(d)         The Registrant’s registration statement on Form S-3 (File No. 333-169325), filed with the Commission on September 13, 2010, as amended, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such descriptions.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Florida Business Corporation Act (the “Florida Act”) authorizes the indemnification of officers, directors, employees and agents under specified circumstances. Under Section 607.0831 of the Florida Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the Florida Act, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 of the Florida Act are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

Section 607.0850 of the Florida Act also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850 of the Florida Act.

Our Restated Articles of Incorporation provide that we shall, to the fullest extent permitted by law, indemnify our directors, officers, employees, and agents against claims, liabilities, damages, expenses, penalties, or amounts paid in settlement that are incurred by any such person in, or arising out of, his or her capacity as our director, officer, employee, and/or agent. Our Amended and Restated By-Laws also provide for indemnification of our officers, directors, employees and agents. In addition, we have executed indemnity agreements with each of our directors under the terms of which we agree to indemnify them against claims, liabilities, damages, expenses, penalties, and amounts paid in settlement that are incurred by any such director in, or arising out of, his service as a director.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference herein to Exhibit 99.2 to our Current Report on Form 8-K filed on February 3, 2005).

4.2	Articles of Amendment to Restated Articles of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3.1 to our Current Report on Form 8-K filed on November 23, 2009).

4.3	By-Laws of the Registrant, amended and restated as of August 26, 2011 (incorporated by reference herein to Exhibit 3.1 to our Current Report on Form 8-K filed on August 29, 2011).

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Greenberg Traurig, P.A. (Included in Exhibit 5.1 and incorporated herein by reference).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	World Fuel Services Corporation 2016 Omnibus Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 2, 2016).

Item 9. Undertakings

A.  The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this August 5, 2016.

World Fuel Services Corporation

By:	/s/ Michael J. Kasbar
Michael J. Kasbar
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below hereby constitutes and appoints each of Michael J. Kasbar and Ira M. Birns as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, any related registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and any other documents filed in connection with any such registration statement, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or appropriate to be done, as fully to all intents and purposes as such person could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on August 5, 2016.

Signatures	Title

/s/ Michael J. Kasbar	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Michael J. Kasbar

/s/ Ira M. Birns	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Ira M. Birns

/s/ Carlos M. Velazquez	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Carlos M. Velazquez

/s/ Ken Bakshi	Director
Ken Bakshi

Signatures	Title

/s/ Jorge L. Benitez	Director
Jorge L. Benitez

/s/ Richard A. Kassar	Director
Richard A. Kassar

/s/ Myles Klein	Director
Myles Klein

/s/ John L. Manley	Director
John L. Manley

/s/ J. Thomas Presby	Director
J. Thomas Presby

/s/ Stephen K. Roddenberry	Director
Stephen K. Roddenberry

/s/ Paul H. Stebbins	Director
Paul H. Stebbins

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference herein to Exhibit 99.2 to our Current Report on Form 8-K filed on February 3, 2005).

4.2	Articles of Amendment to Restated Articles of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3.1 to our Current Report on Form 8-K filed on November 23, 2009).

4.3	By-Laws of the Registrant, amended and restated as of August 26, 2011 (incorporated by reference herein to Exhibit 3.1 to our Current Report on Form 8-K filed on August 29, 2011).

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Greenberg Traurig, P.A. (Included in Exhibit 5.1 and incorporated herein by reference).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	World Fuel Services Corporation 2016 Omnibus Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 2, 2016).